Exhibit 99.1

Contacts:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

650 837- 7565

fkarbe@exelixis.com

Charles Butler

Director,

Investor Relations

Exelixis, Inc.

(650) 837-7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS AND BUSINESS UPDATE

SOUTH SAN FRANCISCO, Calif. – November 5, 2007 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the third quarter ended September 30, 2007.

Revenues for the quarter ended September 30, 2007 were $26.8 million, compared to $23.5 million for the comparable period in 2006. The increase in revenues from 2006 to 2007 was primarily due to revenue recognition associated with new collaboration agreements with Bristol-Myers Squibb Company for various oncology programs and Genentech, Inc. for the XL518 program. The increase was partially offset by the completion of revenue recognition related to the upfront payment associated with the collaboration agreement with Daiichi Sankyo Company Limited for our mineralocorticoid receptor (MR) program.

Research and development expenses for the quarter ended September 30, 2007 were $58.6 million, compared to $46.0 million for the comparable period in 2006. The increase from 2006 to 2007 was primarily due to increased development expenses associated with the continued expansion of our clinical trial activity and the advancement of our compounds through preclinical development.

General and administrative expenses for the quarter ended September 30, 2007 were $10.8 million, compared to $8.8 million for the comparable period in 2006. The increase from 2006 to 2007 was primarily due to personnel expenses and stock-based compensation expense to support our expanding operations.

Net loss for the quarter ended September 30, 2007 was $13.7 million, or $0.14 per share, compared to $25.2 million, or $0.30 per share, for the comparable period in 2006. The decrease in the net loss from 2006 to 2007 was primarily due to an $18.8 million gain on the sale of assets recognized in conjunction with our transaction with Agrigenetics Inc., a wholly-owned subsidiary of The Dow Chemical Company, which was accounted for as a sale of our plant trait business.

Cash and cash equivalents, short-term and long-term marketable securities, investments held by Symphony Evolution, Inc. (a consolidated clinical development financing vehicle) and restricted cash and investments totaled $297.6 million at September 30, 2007, compared to $263.2 million at December 31, 2006.

Q3 2007 Business Highlights

•

In mid-September, we submitted a data report for XL880 to our partner GlaxoSmithKline (GSK), which had requested an accelerated review of XL880. GSK has 90 days from the date of submission of the data report for XL880 to determine whether it will select XL880 for further clinical development and commercialization.

•

We presented encouraging data from a phase 2 proof-of-concept trial of XL647 as first-line therapy for non-small cell lung cancer (NSCLC) at the IASLC World Conference on Lung Cancer in Seoul, South Korea. On October 24, 2007, we presented updated data from this same trial at the AACR-NCI-EORTC Conference, where investigators reported that over 68% of evaluable patients had a clinical benefit. Out of 34 evaluable patients, there were 10 partial responses and 13 cases of stable disease. Responses were observed in patients with and without activating EGFR mutations, and the compound was generally well tolerated.

•

We retained the right to develop and commercialize XL647 after GSK declined its option to further develop the compound. Having clarified ownership of the compound, we have begun an aggressive development program that calls for pivotal trials of XL647 to be initiated in the first half of 2008.

•

We extended by one year our research collaboration with Bristol-Myers Squibb (BMS) to develop and commercialize novel therapies targeted against the Liver X Receptor. As a result of the extension, we expect to receive additional research funding in the amount of $7.5 million. BMS also has the option to extend the collaboration by an additional year.

•

Our wholly-owned subsidiaries Exelixis Plant Sciences, Inc. and Agrinomics, LLC entered into a transaction with Agrigenetics, Inc., a wholly-owned subsidiary of The Dow Chemical Company, which included the sale of tangible and intangible assets and a research funding agreement focused on the development of new tools for gene discovery and validation of novel crop traits.

•	We closed a public equity offering of seven million shares of common stock, with net proceeds of approximately $71.9 million, after deducting offering expenses.

Recent Developments

We presented phase 2 data for XL647 and XL880, and phase 1 data for XL184, XL765 and XL147 at the 2007 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in San Francisco. In total, 13 abstracts were accepted for poster presentation at the conference, reporting data from clinical trials or preclinical studies of XL880, XL647, XL184, XL147, XL765, XL820, XL844 and XL518.

We also announced that a recently completed phase 2 trial of XL784 did not meet its primary endpoint of reducing proteinuria compared with placebo in patients with proteinuria associated with diabetic nephropathy. Various subgroup analyses suggest that the compound may have potential to benefit patients with this disease. We submitted the XL784 data report to GSK on October 22, 2007 and GSK has 90 days from the date of submission of the data report to determine whether it will select XL784 for further clinical development and commercialization.

“The third quarter of 2007 was marked by a number of milestones for Exelixis,” said George A. Scangos, Ph.D., president and chief executive officer of Exelixis. “During the quarter, we clarified ownership of our lead compound, XL647, and began with GSK an accelerated review of XL880, which we believe to be the most advanced MET inhibitor in clinical development. We also presented encouraging phase 2 clinical data for XL647 and continued to make preparations to begin pivotal trials for the compound in the first half of next year. After the quarter closed, we presented encouraging clinical data on seven of our other pipeline compounds at the AACR-NCI-EORTC conference, as well as updated data for XL647. Throughout the quarter, we continued to effectively manage our finances and should finish the year with more than $270 million.”

Financial Outlook

With respect to financial expectations for the full year 2007, we are reducing our revenue guidance to a range of $110.0 to $120.0 million from a range of $120.0 to $135.0 million due principally to a change in timing as it relates to a potential selection milestone under our collaboration with GSK. We are maintaining our operating expense guidance at $260.0 to $290.0 million and we are increasing our guidance for cash and cash equivalents, short-term and long-term marketable securities, investments held by Symphony Evolution, Inc. and restricted cash and investments to a balance of greater than $270.0 million at the end of the year.

Conference Call and Webcast

Exelixis’ management will discuss the company’s financial results for the quarter ended September 30, 2007, on a conference call beginning at 2:00 p.m. PT/ 5:00 p.m. ET today, Monday, November 5, 2007. To listen to a webcast of the discussion, visit the Event Calendar page under Investors at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in phase 2 and phase 1 of clinical development for cancer and renal disease. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline, Bristol-Myers Squibb Company, Genentech, Wyeth Pharmaceuticals and Daiichi-Sankyo. For more information, please visit the company’s web site at http://www.exelixis.com.

Forward-Looking Statement

This press release contains forward-looking statements, including, without limitation, statements related to the future development and potential efficacy of XL647, the future development of our other compounds, the sufficiency of our resources to develop XL647 and our other compounds and pipeline, additional research funding to be received from Bristol-Myers Squibb, our estimated future revenues and expenses, our estimated future balances of cash and cash equivalents, short-term and long-term marketable securities, investments held by Symphony Evolution, Inc. and restricted cash and investments, and other matters discussed above under “Financial Outlook”. Words such as “expect,” “should,” “initiate,” “suggest,” “may,” “will” and “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are only predictions and are based upon our current plans, assumptions, beliefs and expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the potential failure of XL647 and our other compounds to demonstrate safety and efficacy in clinical testing, risks related to our dependence on and relationship with GSK and Symphony Evolution, Inc. and risks related to our need for additional financing. These and other risk factors are discussed under “Risk Factors” and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and our other filings with the Securities and Exchange Commission. We expressly disclaim any duty, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financial tables-

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Contract	$17,496	$13,347	$49,040	$42,609
License	9,329	10,193	35,180	26,290

Total revenues	26,825	23,540	84,220	68,899

Operating expenses:
Research and development	58,643	46,048	165,159	133,344
General and administrative	10,757	8,843	33,151	27,834
Amortization of intangible assets	51	210	195	722

Total operating expenses	69,451	55,101	198,505	161,900

Loss from operations	(42,626)	(31,561)	(114,285)	(93,001)
Other income (expense):
Interest income and other, net	2,908	1,889	9,786	5,800
Interest expense	(970)	(1,071)	(3,001)	(3,943)
Gain on the sale of business	18,808	—	18,808	—

Total other income	20,746	818	25,593	1,857

Loss before noncontrolling interest in Symphony Evolution, Inc.	(21,880)	(30,743)	(88,692)	(91,144)
Loss attributed to noncontrolling interest in Symphony Evolution, Inc.	8,184	5,546	22,233	14,834

Net loss	$(13,696)	$(25,197)	$(66,459)	$(76,310)

Net loss per share, basic and diluted	$(0.14)	$(0.30)	$(0.68)	$(0.91)

Shares used in computing basic and diluted net loss per share	98,551	84,178	97,313	83,972

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	September 30,	December 31,
	2007	2006 (1)
	(unaudited)
Cash and cash equivalents and short-term and long-term marketable securities (2)	$297,616	$263,180
Working capital	$173,542	$150,814
Total assets	$420,291	$395,417
Stockholders’ equity	$84,796	$52,540

(1)	Derived from the audited consolidated financial statements.

(2)	These amounts include investments held by Symphony Evolution, Inc. of $38.7 million and $55.1 million and restricted cash and investments of $8.1 million and $9.6 million as of September 30, 2007 and December 31, 2006, respectively.

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